EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 12, 2021 with respect to the statements of condition including the related portfolios of REIT Income Portfolio 2021-4, Diversified Healthcare Portfolio 2021-4, Energy Portfolio 2021-4, Financial Institutions Portfolio 2021-4 and Utility Income Portfolio 2021-4 (included in Invesco Unit Trusts, Series 2174) as of November 12, 2021 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-259656) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
November 12, 2021